PRESS RELEASE For immediate release

NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 1, 2019—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2019.

Total revenue for the fourth quarter of fiscal 2019 decreased 29% to $5.59 million from $7.90 million in the prior-year quarter. The decrease was due to a 29% decrease in product sales and a 28% decrease in contract research and development revenue. Net income for the fourth quarter of fiscal 2019 decreased 26% to $2.86 million, or $0.59 per diluted share, compared to $3.88 million, or $0.80 per share, for the prior-year quarter.

For fiscal 2019, total revenue decreased 11% to $26.5 million from $29.9 million for the prior fiscal year. The decrease was due to a 7% decrease in product sales and a 54% decrease in contract research and development revenue. Net income for fiscal 2019 increased 4% to $14.5 million, or $2.99 per diluted share, compared to $13.9 million, or $2.87 per diluted share, for fiscal 2018.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 31, 2019 to shareholders of record as of May 13, 2019.

“We are pleased to report record earnings for the year despite a decrease in total revenue, due to a decrease in the Federal tax rate,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D. “Investments in smart sensor product development will drive future growth.”

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data. NVE has also licensed its spintronic magnetoresistive random access memory technology, commonly known as MRAM.

Statements used in this press release that relate to future plans, events, financial results or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as risks and uncertainties related to future sales and revenues, risks related to changes in tariffs and other trade barriers, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019 and other reports filed with the SEC.
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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2019 AND 2018 (Unaudited)
	Quarter Ended March 31
	2019	2018
Revenue
Product sales	$5,374,442	$7,603,226
Contract research and development	214,509	295,966
Total revenue	5,588,951	7,899,192
Cost of sales	1,297,856	1,465,509
Gross profit	4,291,095	6,433,683
Expenses
Research and development	1,019,728	913,950
Selling, general, and administrative	248,857	374,835
Total expenses	1,268,585	1,288,785
Income from operations	3,022,510	5,144,898
Interest income	459,978	403,894
Income before taxes	3,482,488	5,548,792
Provision for income taxes	623,616	1,666,372
Net income	$2,858,872	$3,882,420
Net income per share – basic	$0.59	$0.80
Net income per share – diluted	$0.59	$0.80
Weighted average shares outstanding
Basic	4,844,010	4,842,010
Diluted	4,850,284	4,847,349

	Year Ended March 31
	2019	2018
Revenue
Product sales	$25,291,306	$27,321,810
Contract research and development	1,181,031	2,542,071
Total revenue	26,472,337	29,863,881
Cost of sales	5,216,112	6,274,744
Gross profit	21,256,225	23,589,137
Expenses
Research and development	4,107,692	3,702,918
Selling, general, and administrative	1,223,971	1,435,592
Total expenses	5,331,663	5,138,510
Income from operations	15,924,562	18,450,627
Interest income	1,785,277	1,558,197
Income before taxes	17,709,839	20,008,824
Provision for income taxes	3,201,903	6,096,152
Net income	$14,507,936	$13,912,672
Net income per share – basic	$3.00	$2.87
Net income per share – diluted	$2.99	$2.87
Weighted average shares outstanding
Basic	4,844,010	4,841,347
Diluted	4,850,567	4,846,212

NVE CORPORATION BALANCE SHEETS MARCH 31, 2019 AND 2018
	March 31, 2019	March 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$6,877,304	$4,755,082
Marketable securities, short-term	12,487,821	20,765,809
Accounts receivable, net of allowance for uncollectible accounts of $15,000	2,995,638	2,888,779
Inventories	4,264,876	3,650,439
Prepaid expenses and other assets	816,045	635,160
Total current assets	27,441,684	32,695,269
Fixed assets
Machinery and equipment	9,365,806	9,395,987
Leasehold improvements	1,787,269	1,749,284
	11,153,075	11,145,271
Less accumulated depreciation and amortization	10,258,240	9,819,888
Net fixed assets	894,835	1,325,383
Deferred tax assets	353,735	572,655
Marketable securities, long-term	54,925,633	52,838,158
Total assets	$83,615,887	$87,431,465

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$375,188	$414,970
Accrued payroll and other	460,488	574,755
Total current liabilities	835,676	989,725

Shareholders’ equity
Common stock, $0.01 par value, 6,000,000 shares authorized; 4,846,010 issued and outstanding as of March 31, 2019 and 4,842,010 as of March 31, 2018	48,460	48,420
Additional paid-in capital	19,910,558	19,599,298
Accumulated other comprehensive loss	(82,725)	(915,635)
Retained earnings	62,903,918	67,709,657
Total shareholders’ equity	82,780,211	86,441,740
Total liabilities and shareholders’ equity	$83,615,887	$87,431,465